VALHI REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS . . November 6, 2007.  Valhi, Inc. (NYSE: VHI) reported a net loss of $52.7 million, or $.46 per diluted share, in the third quarter of 2007 as compared to net income of $20.1 million, or $.17 per diluted share, in the third quarter of 2006.  For the first nine months of 2007, Valhi reported a net loss of $31.5 million, or $.27 per diluted share, compared to net income of $61.2 million, or $.52 per diluted share, in the first nine months of 2006.  The Company’s results in the third quarter of 2007 include an $87.5 million non-cash charge for income taxes, as discussed below.

Chemicals sales increased $11.7 million in the third quarter of 2007 as compared to the third quarter of 2006 due primarily to net effects of higher TiO2 sales volumes, lower average TiO2 selling prices and the favorable effect of fluctuations in currency exchange rates, which increased chemicals sales by approximately $13 million.  For the first nine months of 2007, chemical sales increased $18.9 million as compared to the same period in 2006 as the favorable effect of fluctuations in currency exchange rates, which increased chemicals sales by approximately $44 million, and higher TiO2 sales volumes more than offset the unfavorable effect of lower average TiO2 selling prices.  Kronos’ average TiO2 selling prices in the third quarter of 2007 were 5% lower than the third quarter of 2006, and prices were 4% lower in the year-to-date period.  Kronos' TiO2 sales volumes in the third quarter of 2007 increased 5% as compared to the second quarter of 2006, with higher volumes in North America and export markets.  Sales volumes were 1% higher in the year-to-date period, as higher volumes in European and export markets were partially offset by lower volumes in North America. Kronos’ TiO2 sales volumes in the first nine months of 2007 were a new record for Kronos. The table at the end of this press release shows how each of these items impacted the overall changes in chemicals sales.

Chemicals operating income declined $9.6 million and $21.1 million in the third quarter and first nine months of 2007, respectively, as compared to the same periods in 2006 due primarily to lower average TiO2 selling prices and higher raw material costs, partially offset by the favorable effect of higher TiO2 sales and production volumes.   Kronos’ TiO2 production volumes increased 1% in the year-to-date period, and were comparable in the quarter.  Kronos’ TiO2 production volumes in the first nine months of 2007 were also a new record for Kronos.  Chemicals operating income comparisons were also impacted by fluctuations in foreign currency exchange rates, which decreased chemicals operating income by approximately $3 million for the quarter and increased chemicals operating income by approximately $4 million in the year-to-date period.

           In December 2006, Kronos adopted a new accounting standard related to planned major maintenance expense.  Under the new standard, Kronos no longer accrues the cost of planned major maintenance expense in advance but instead recognizes the cost of planned major maintenance when incurred.  The new standard was adopted retroactively, and accordingly the Company’s net income in the third quarter and first nine months of 2006 is approximately $.4 million higher than previously reported.

Component product sales decreased $2.4 million in the third quarter of 2007 as compared to the same quarter of 2006, and declined $10.8 million in the year-to-date period, due to lower sales of certain products to the office furniture market where Asian competitors have established selling prices at a level below which CompX considers would return a minimal margin as well as lower order rates from many customers due to unfavorable economic conditions, partially offset by the effect of sales price increases for certain products to mitigate the effect of higher raw material costs.  Component product operating income declined $1.9 million in the quarter and $2.3 million in the year-to-date period, as the unfavorable effect of lower sales and higher raw material costs and costs associated with the move of two component products facilities into a new facility more than offset the favorable effect of a change in product mix and our continued focus on reducing costs and improving efficiency.  Component product operating income comparisons were also negatively impacted by relative changes in foreign currency exchange rates, which decreased operating income by $.7 million for the quarter and $1.2 million for the year-to-date period.

Waste management sales decreased, and its operating loss increased, due to lower utilization of waste management services in 2007.  The Company is continuing to seek opportunities to obtain certain types of new business that, if obtained, would increase our waste management sales and decrease our waste management operating loss.  In this regard, in October 2007 the Company received notification that the Texas Commission on Environmental Quality has prepared a draft license and made a preliminary decision that this license meets all statutory and regulatory requirements for the disposal of byproduct material at the Company’s site in Andrews County, Texas.  Byproduct material includes uranium or thorium mill tailings as well as equipment, pipe and other materials used to handle and process the mill tailings.  When approved, this license would allow the Company to safely dispose of approximately 3,800 canisters received from the Fernald, Ohio site remediation and currently in storage at the Company’s West Texas site, as well as provide a more economical disposal facility for uranium miners in Texas and New Mexico.

As previously reported, in March 2007 the Company paid a special dividend in the form of all of the shares of TIMET common stock it previously held.  As a result, the Company no longer reports equity in earnings of TIMET after the first quarter of 2007.

General corporate interest and dividend income declined in 2007 as compared to the same periods of 2006 due primarily to lower dividend distributions from The Amalgamated Sugar Company LLC.  Insurance recoveries relate principally to NL’s recovery from certain former insurance carriers in settlements of claims related to certain environmental, indemnity and past litigation defense costs.  These insurance recoveries (net of tax and minority interest) aggregated $.02 per diluted share in the first nine months of 2007 and $.01 per diluted share in the first nine months of 2006.  General corporate expenses decreased in the third quarter and first nine months of 2007 as compared to the same periods in 2006 primarily as higher litigation and related expenses at NL were more than offset by lower environmental and pension expenses.

The $22.3 million loss on prepayment of debt in the first nine months of 2006 ($.09 per diluted share, net of income tax benefit and minority interest) relates to Kronos’ May 2006 redemption of its 8.875% Senior Secured Notes, using the proceeds from its April 2006 issuance of 6.5% Senior Secured Notes.  Interest expense was lower in the 2007 year-to-date period due principally to the replacement of the 8.875% Notes with the lower rate 6.5% Notes.

The Company’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in both periods of 2006 and 2007.  The Company’s provision for income taxes in the third quarter of 2007 includes (i) an $87.5 million non-cash charge ($.52 per diluted share, net of minority interest) related to the reduction in the Company’s net deferred income tax asset in Germany resulting from the enactment of a reduction in their income tax rates and (ii) a $4.7 million non-cash income tax benefit ($.04 per diluted share) due to a net decrease in the Company’s income tax contingency reserves.  As previously reported, in the second quarter of 2007, the Company’s provision for income taxes in 2007 includes a second quarter $8.7 million non-cash provision for deferred income taxes ($.05 per diluted share, net of minority interest) related to the German tax attribute adjustment.

The Company’s provision for income taxes in 2006 includes an aggregate net income tax benefit of Kronos of $9.2 million ($6.4 million, or $.05 per diluted share, net of minority interest) related to the net effect of the withdrawal of certain income tax assessments previously made by the Belgian and Norwegian tax authorities, the favorable resolution of certain income tax issues related to Kronos’ German and Belgian operations, the unfavorable resolution of certain other income tax issues related to Kronos’ German operations, an increase in Kronos’ income tax contingency reserve principally related to ongoing income tax audits in Germany and the enactment of a reduction in the Canadian federal income tax rate.  Such net $9.2 million income tax benefit includes a net income tax benefit of $12.6 million recognized in the first six months of 2006, and a net $3.4 million  provision for income taxes ($2.3 million, or $.02 per diluted share, net of minority interest) in the third quarter of the year.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The cyclicality of certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in the Company’s raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Restructuring transactions involving us and our affiliates,
•	Potential consolidation of our competitors,
•	The extent to which our subsidiaries were to become unable to pay dividends,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more likely than not recognition criteria,

•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007
	(unaudited)

Net sales
Chemicals	$331.6	$343.3	$981.0	$999.9
Component products	48.8	46.4	146.0	135.2
Waste management	2.7	.9	10.0	3.5

Total net sales	$383.1	$390.6	$1,137.0	$1,138.6

Operating income (loss)
Chemicals	$33.0	$23.4	$99.4	$78.3
Component products	6.2	4.3	17.0	14.7
Waste management	(2.4)	(3.5)	(6.1)	(9.7)

Total operating income	36.8	24.2	110.3	83.3

Equity in:
TIMET	19.2	-	61.7	26.9
Other	4.6	1.3	2.6	1.8

General corporate items:
Securities earnings	10.6	7.6	31.2	23.9
Insurance recoveries	.1	1.2	2.9	4.2
Loss on prepayment of debt	-	-	(22.3)	-
General expenses, net	(10.5)	(7.8)	(25.5)	(24.8)
Interest expense	(15.8)	(16.0)	(51.8)	(47.5)

Income before income taxes	45.0	10.5	109.1	67.8

Provision for income taxes	22.6	69.1	40.6	102.2

Minority interest in after-tax earnings (losses)	2.3	(5.9)	7.3	(2.9)

Net income (loss)	$20.1	$(52.7)	$61.2	$(31.5)

Basic and diluted net income (loss) per share	$.17	$(.46)	$.52	$(.27)

Shares used in calculation of per share amounts
Basic earnings	116.1	114.6	116.4	114.8

Diluted earnings	116.5	114.6	116.8	114.8

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

	Three months ended September 30, 2007 vs. 2006	Nine months ended September 30, 2007 vs. 2006
	(unaudited)

Percent change in net sales:
TiO2 product pricing	(5)%	(4)%
TiO2 sales volumes	5	1
TiO2 product mix	-	1
Changes in currency exchange rates	4	4

Total	4%	2%